UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2026

GENPACT LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	001-33626	98-0533350
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court, 22 Victoria Street

Hamilton HM 12, Bermuda

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (441) 298-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common shares, par value $0.01 per share	G	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Current Report on Form 8-K/A (this “Amendment”) updates information disclosed in the Current Report on Form 8-K filed on September 8, 2026 (the “Original Form 8-K”) by Genpact Limited (the “Company”) relating to the departure, effective September 8, 2026, of Michael Weiner, the Company’s former Chief Financial Officer. This Amendment is being filed to disclose the material terms of Mr. Weiner’s separation agreement and general release, the terms of which were not yet finalized as of the time of filing of the Original Form 8-K. Except as set forth herein, no modifications have been made to the information contained in the Original Form 8-K, and the Company has not updated any information contained therein to reflect events that have occurred since the date of the Original Form 8-K.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Michael Weiner Departure

On September 7, 2026, the Company and Mr. Weiner, its Chief Financial Officer, agreed that Mr. Weiner would step down as Chief Financial Officer, effective September 8, 2026, and remain employed by the Company in a transitional capacity through March 31, 2027 (the “Separation Date”). The Company expressed its appreciation for Mr. Weiner’s contributions and service to the Company.

In connection with Mr. Weiner’s departure, Mr. Weiner and the Company entered into a separation agreement and general release (the “Separation Agreement”), dated September 15, 2026, confirming the terms of Mr. Weiner’s separation from the Company. Pursuant to the Separation Agreement, the Company will continue to pay Mr. Weiner his base salary, less applicable deductions and withholdings, and Mr. Weiner will continue to accrue the same employee benefits he was eligible to receive prior to stepping down as Chief Financial Officer through the Separation Date. Mr. Weiner will be eligible to receive the following payments and benefits on or after the Separation Date: (i) a severance payment of $683,500, less applicable deductions, equal to twelve (12) months of Mr. Weiner’s base salary, to be paid in equal installments over the 12-month period following the Separation Date, (ii) a lump sum cash payment of $45,327, less applicable deductions, equaling the cost that would be payable by the Company to obtain continued heath care coverage for Mr. Weiner and his spouse and eligible dependents, as applicable, under the Company’s employee group health plan for the 18-month period following the Separation Date, and (iii) a lump sum cash payment of $168,534, less applicable deductions, equaling Mr. Weiner’s target annual bonus for calendar year 2027, prorated based on the number of days he is employed in such year prior to the Separation Date.

In addition, with respect to certain of Mr. Weiner’s outstanding unvested restricted share unit awards and performance share awards, the Separation Agreement provides for vesting of such equity awards with respect to the number of shares that would have vested had Mr. Weiner continued in employment or service for a period of 12 months following the Separation Date, with the number of shares, if any, vesting in respect of such performance share awards determined based on the level of attainment of the performance objectives upon the completion of the relevant performance period during such 12-month period and in accordance with the applicable performance share award agreement, and the number of shares in respect of such restricted share unit awards vesting on an accelerated basis as of the Separation Date. Option awards previously vested and held by Mr. Weiner will remain exercisable for a period of six months following the Separation Date (or, if earlier, until the expiration of the term of such option).

Payment of the foregoing severance payments and benefits pursuant to the Separation Agreement is conditioned on Mr. Weiner executing a general release of all claims against the Company and its affiliates, and re-execution of a substantially similar release at the Separation Date, and continued compliance with (i) covenants prohibiting his engagement in competitive activities and solicitation of clients and employees, in each case for a period of one year after the Separation Date and (ii) covenants prohibiting disclosure of the Company’s confidential information and disparagement of the Company, subject to applicable law.

The foregoing description of the Separation Agreement is a summary only and is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached as Exhibit 10.1 to this Amendment and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

10.1	Separation Agreement and General Release, dated as of September 15, 2026, by and between the Company and Michael Weiner.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENPACT LIMITED

Date: September 18, 2026	By:	/s/ Sydney Schaub
	Name:	Sydney Schaub
	Title:	Senior Vice President, Chief Legal Officer and Secretary